As filed with the Securities and Exchange Commission on February 6, 2020

Registration No. 333-230672

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0454536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Justin Hall

President, Chief Executive Officer and General Counsel

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Abby E. Brown, Esq.

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, DC 20037

(202) 457-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Deregistration of unsold securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Commission File No. 333-230672), originally filed by NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on April 1, 2019 (the “Registration Statement”), registering an aggregate of 2,768,285 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), for resale from time to time by Triton Funds LP (“Triton LP”) and Triton Funds, LLC (“Triton LLC”). The Registration Statement was declared effective by the SEC on April 12, 2019.

As previously disclosed in the Registration Statement, the Registrant entered into both (i) that certain Letter Agreement, dated March 29, 2019, with Triton LLC pursuant to which the Registrant issued to Triton LLC 150,000 shares of the Common Stock, and (ii) that certain Common Stock Purchase Agreement, dated March 29, 2019, with Triton LP pursuant to which the Registrant may require Triton LP to purchase up to 2,618,285 shares of Common Stock from the Registrant (the “SPA”). Both the 150,000 shares issued to Triton LLC and the 2,618,285 shares for demand sale to Triton LP pursuant to the terms of the SPA were registered on the Registration Statement. Subsequently, pursuant to the SPA, the Registrant issued a purchase notice to Triton LP on April 22, 2019 for Triton LP to purchase 1,747,312 shares of Common Stock, which was completed in mid-May of 2019. Thereafter, pursuant to its terms, the SPA automatically terminated on December 31, 2019, with 870,973 shares of the Common Stock unsold under the SPA but still registered on the Registration Statement.

Due to the termination of the SPA, 870,973 shares of the Common Stock are being deregistered because Triton LP no longer has the opportunity to purchase, and subsequently offer and resell such shares pursuant to the Registration Statement. Therefore, in accordance with the undertaking in Item 17 under Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that have been registered for issuance which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to deregister the 870,973 shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 1, 2020.

NOVABAY PHARMACEUTICALS, INC.

/s/ Justin M. Hall
Justin M. Hall
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin M. Hall	President and Chief Executive Officer	February 1, 2020
Justin M. Hall	(principal executive officer)

/s/ Jason Raleigh	Chief Financial Officer	February 1, 2020
Jason Raleigh	(principal financial officer)

*	Chairman of the Board	February 1, 2020
Paul E. Freiman

*	Director	February 1, 2020
Xinzhou (Paul) Li

*	Director	February 1, 2020
Gail J. Maderis

/s/ Swan Sit	Director	February 1, 2020
Swan Sit

/s/ Xiaopei (Ray) Wang	Director	February 1, 2020
Xiaopei (Ray) Wang

*	Director	February 1, 2020
Mijia (Bob) Wu

/s/ Yenyou (Jeff) Zheng	Director	February 1, 2020
Yenyou (Jeff) Zheng

*By:	/s/ Justin M. Hall
Justin M. Hall
Attorney-in-Fact